EXHIBIT 10.1

PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT is made and entered into effective as of 20th day of January, 2011 (the “Effective Date”) by and between Crosby (Hong Kong) Limited, a merchant banking entity having an office and place of business at 2401 Winsome House, 73 Wyndham Street, Central, Hong Kong (“Crosby") and Evergreen Energy Inc. having an office and place of business at 1225 Seventeenth Street, Suite 1300, Denver, Colorado, 80202 ("Company"); Company and Crosby being hereinafter sometimes referred to collectively as the "Parties".

RECITALS

WHEREAS, the Company is considering various financial and strategic alternatives and desired to engage  Crosby to advise the Company on regarding these alternatives.

THEREFORE, in consideration of the premises and of the obligations to be performed and covenants to be kept by the Parties, the Parties agree that Crosby will provide the services set forth below and is qualified and willing to perform the services in accordance with the provisions of this Agreement.

ARTICLE I
SCOPE OF WORK

1.1           The Work.  Subject to the terms and conditions of this Agreement, the Company hereby engages Crosby to provide financial advisory services to the Company regarding financial and strategic alternatives.  Crosby shall not discuss its services with any person or entity that has not been approved by the Company. Unless covered by a Confidentiality Agreement, Crosby is not authorized to give any information or to make any representation that is material non-public information.  Such services, as they may be amended from time to time by written agreement of the Parties, are hereinafter sometimes referred to herein as (the "Work").

1.2           Compliance with Laws.  Crosby shall perform the Work in a professional and competent manner, in accordance with the terms of this Agreement and all applicable laws, rules, orders and regulations of any governmental or quasi-governmental agency having jurisdiction over the Work or the Parties.

ARTICLE II
SCHEDULE OF WORK

2.1           Commencement of Work.  The Work shall be commenced by Crosby on or before the Effective Date.

2.2           Unforeseeable Delays.  Whenever the time for performance of any act hereunder is limited, prevented or delayed by any unforeseeable factor or circumstances beyond the reasonable control of the party obliged to perform and which said party could not have avoided by the use of reasonable diligence, such as acts of God, fires, floods, strikes, shortage of materials and supplies, labor interruptions in delivery or transportation, inclement weather, insurrections, or mob violence, embargoes, war or other disabling causes, the time for the performance of any or such act or obligation shall be extended for the period equal to the extent of such delay.

ARTICLE III
COMPENSATION

3.1            Cash Fee.   The Company shall pay Crosby a one time fee of USD $663,750.00 as consideration for the advisory services provided under this Agreement, such fee due and payable on or before March 1, 2011.

3.2             Warrants. As additional compensation for its Work, the Company will issue to Crosby or its assigns, for an aggregate consideration of $1.00, warrants to purchase 283,654 shares of Company stock at a strike price of $2.60/share and a three year term.  The Warrants shall be issued concurrently with the payment of the cash fee.

ARTICLE IV
INDEPENDENT CONTRACTOR RELATIONSHIP,
INDEMNIFICATION AND AUTHORITY

4.1           Independent Contractor.  The Work shall be performed by Crosby as an independent contractor.  Crosby shall not constitute or be deemed to be an employee, servant, agent or representative of Company for any purpose whatsoever unless and except as specifically so provided in this Agreement.  All employees, agents and permitted subcontractors of Crosby shall be under the direct charge of Crosby and shall also be independent contractors as regards their relationship with Company.

4.2           Indemnification.  Crosby assumes full risk and responsibility for all activities undertaken pursuant to this Agreement and agrees to indemnify and hold Company, its officers, directors, employees and affiliated companies harmless from any loss, injury, damage, liability or claim of any third party of any kind or character arising out of Crosby's negligent performance of its services hereunder or the payment of any compensation to Crosby.  This provision shall survive termination of this Agreement.

ARTICLE V
TERM AND TERMINATION

5.1           Termination.  This Agreement shall terminate on the first of the following events to occur:

5.1.1	Agreement by the Parties.

5.1.2	Completion of the Work and payment by the Company of Crosby's final statement.

5.1.3	The 30th day after Notice of Termination given by either Party to the other Party.

ARTICLE VI
NOTICE

6.1           All formal notices ("Notices") shall be addressed as set forth in the first paragraph.  All Notices shall be given by (1) personal delivery or by electronic communication with a confirmation copy sent by mail, return receipt requested or (2) by registered or certified mail, return receipt requested.  All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the next business day following transmittal, and (iii) if solely by mail on the date of actual receipt.  Company or Crosby may change its address for notice from time to time by so notifying the other in accordance with this Article.

ARTICLE VII
SOLE AGREEMENT AND MODIFICATION

7.1           This Agreement contains and sets forth the entire agreement between Company and Crosby with respect to the subject matter hereof, all previous agreements between them with respect to the subject matter hereof being expressly superseded and replaced hereby.  Except as provided in Article IV, no modification, alteration, or extension of this Agreement shall be effective unless in writing executed by the Parties subsequent to the date of this Agreement.

ARTICLE VIII
CONTROLLING LAW

8.1           This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado except those addressing conflicts of law.

ARTICLE IX
SUCCESSORS AND ASSIGNS

9.1           This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Company and Crosby.

IN WITNESS of this Agreement the Parties have set forth their signatures below.

COMPANY:	CROSBY:

Evergreen Energy Inc.	Crosby (Hong Kong) Limited

By: /s/ Thomas H. Stoner, Jr.	By: /s/ Waseem Shiraz

Name: Thomas H. Stoner, Jr.	Name: Waseem Shiraz
Title: CEO	Title: Director

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